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                                                                     EXHIBIT 5.3


                       [VINSON & ELKINS L.L.P. LETTERHEAD]


January 9, 2004

Heritage Propane Partners, L.P.
8801 South Yale Avenue, Suite 310
Tulsa, Oklahoma 74137

Gentlemen:

         We have acted as counsel for Heritage Propane Partners, L.P., a Delaware limited partnership (the "Partnership"), with respect to certain legal matters in connection with the proposed offering by the Partnership of 7,000,000 common units (8,050,000 common units if the over-allotment option granted to the underwriters is exercised in full) of the Partnership representing limited partner interests (the "Proposed Offering") pursuant to a registration statement (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act").

         In our capacity as your counsel in the connection referred to above, as a basis for the opinions hereafter expressed, we have examined (i) the Amended and Restated Agreement of Limited Partnership of the Partnership and the Certificate of Limited Partnership of the Partnership, each as amended to date, (ii) the Amended and Restated Agreement of Limited Partnership of U.S. Propane, L.P., a Delaware limited partnership and the general


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partner of the Partnership (the "General Partner"), and the Certificate of
Limited Partnership of the General Partner, each as amended to date, (iii) the Amended and Restated Limited Liability Company Agreement and the Certificate of Formation of U.S. Propane, L.L.C., a Delaware limited liability company and the general partner of the General Partner, each as amended to date, (iv) partnership, corporate and limited liability company records of the Partnership, the General Partner, U.S. Propane, L.L.C., including minute books of the General Partner and U.S. Propane, L.L.C., furnished to us by the General Partner and U.S. Propane, L.L.C., (v) the originals, or copies certified or otherwise identified, of certificates of public officials and of representatives of the Partnership, the General Partner, U.S. Propane, L.L.C., and (vi) such statutes and other instruments and documents as we deemed necessary or advisable for purposes of this opinion.

         In connection with this opinion, we have assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective; and (vii) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine.

         Based upon and subject to the foregoing, we are of the opinion that:


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         The issuance of the 8,050,000 common units to be issued by the
Partnership pursuant to the Proposed Offering has been duly authorized by the Partnership, and upon the issuance and delivery thereof as contemplated by the Prospectus Supplement contained in the Registration Statement, such common units will be legally issued, fully paid and nonassessable.

         The opinions set forth above are limited in all respects to matters of the contract law of the State of New York, the Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Company Act, the General Corporation Law of the State of Delaware and applicable federal law. We hereby consent to the filing of this opinion of counsel as Exhibit 5.3 to the Registration Statement. We also consent to the reference to our Firm under the heading "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                       Very truly yours,

                                       /s/ Vinson & Elkins L.L.P.


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